Exhibit 23 (p)(1)(v)

Effective February 1, 2005
Revised July 29, 2015
LEE FINANCIAL GROUP HAWAII, INC.
LEE FINANCIAL SECURITIES, INC.

CODE OF ETHICS

I.            PREAMBLE

This Code of Ethics (“Code”) is being adopted in compliance with the requirements of Sections 204A and 206 of the Investment Advisers Act of 1940 (the “Advisers Act”) and Rules 204-2 and 204A-1 under the Advisers Act and Section 17(j) of the Investment Company Act of 1940 (the “Investment Company Act”) and Rule 17j-1 under the Investment Company Act, and Section 15(f) of the Securities Exchange Act of 1934 (the “Exchange Act”), to effectuate the purposes and objectives of those provisions of the Advisers Act, the Investment Company Act, the Exchange Act and the rules promulgated thereunder. Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers, and Section 15(f) requires the same for registered broker-dealers such as Lee Financial Securities, Inc. (the “Distributor”). Rule 204A-1 requires advisers to establish, maintain and enforce a written code of ethics for itself and its supervised persons. Rule 204-2 imposes record keeping requirements with respect to personal securities transactions of Access Persons (defined below). Section 206 of the Advisers Act makes it unlawful for certain persons including Lee Financial Group Hawaii, Inc.(the “Firm” or the “Adviser”):

1.	To employ any device, scheme or artifice to defraud any client or prospective client;

2.	To engage in any transaction, practice or course of business which operates as a fraud or deceit upon any client or prospective client;

3.	Acting as principal for his own account, knowingly to sell any security to or purchase any security from a client; or acting as broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of such client, without disclosing to such client in writing before the completion of such transaction, the capacity in which he is acting and obtaining the consent of the client to such transaction. The prohibitions of this paragraph (3) shall not apply to any transaction with a customer of a broker or dealer if such broker or dealer is not acting as an investment adviser in relation to such transaction; or

4.	To engage in any act, practice, or course of business which is fraudulent, deceptive or manipulative.

Similarly, Rule 17j-1(b) of the Investment Company Act makes it unlawful for any affiliated person or principal underwriter of an investment company or any affiliated person of an investment adviser or of the principal underwriter of an investment company in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by the investment company (defined below):

(1)        to employ any device, scheme or artifice to defraud the investment company;
(2)        to make any untrue statement of a material fact to the investment company or to omit to state a material fact necessary in order to make the statements made to the investment company, in light of the circumstances under which they are made, not misleading;
(3)        to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the investment company; or
(4)        to engage in any manipulative practice with respect to the investment company.

This Code contains provisions reasonably necessary to prevent the persons specified above from engaging in acts in violation of the above standards and contains procedures reasonably necessary to prevent violations of the Code.

A.               Standard of Conduct

The Firm is committed to ethical conduct and integrity in all aspects of the conduct of our business. The fulfillment of our fiduciary duties to our clients is paramount, and will not be compromised for financial or other goals. All supervised persons are required to comply with applicable federal securities laws, other applicable laws and regulations, and the Firm’s compliance policies and procedures. Supervised persons who fail to meet these requirements are subject to disciplinary action by the Firm.

The Firm and its supervised persons have a duty of loyalty to our clients. This duty requires that we: act for the benefit of clients; avoid conflicts of interest, or if unavoidable, disclose the conflict and obtain client consent; deal honestly, fairly and in good faith with clients; avoid intentional misconduct; and refrain from competing with or seizing opportunities of our clients. In furtherance of our duty to our clients, it is our goal to provide disinterested, impartial advice.

The Firm and its supervised persons also have a duty of care to our clients. This duty requires that we use care to manage investments prudently, reflecting the high level of skills possessed by the supervised persons of the Firm, and consider suitability in light of the respective client’s investment purpose and restrictions, among other relevant considerations.

Each supervised person of the Firm has a duty to prevent the misuse of material nonpublic information, which includes a complete prohibition against the misuse of material nonpublic information about the Firm’s securities recommendations and client securities holdings and transactions.

This Code of Ethics is adopted by the Board of Directors of the Firm. In summary, this Code is based upon the principle that the Firm and the supervised persons of the Firm, owe a fiduciary duty to, among others, the clients of the Firm to conduct their affairs, including their personal securities transactions, in such manner to avoid (i) serving their own personal interests ahead of clients; (ii) taking inappropriate advantage of their position with the Firm; and (iii) engaging in any actual or potential conflicts of interest or any abuses of their position of trust and responsibility. This fiduciary duty includes the duty of the Chief Compliance Officer of the Firm to report violations of this Code of Ethics to the Firm’s Board of Directors. All violations of this Code of Ethics are required to be reported promptly to the Chief Compliance Officer of the Firm.

II.            POLICY STATEMENT ON INSIDER TRADING

The Firm and Distributor forbid any the Firm, the Distributor and any person associated with the Firm or the Distributor from trading, either personally or on behalf of others, including accounts managed by the Firm, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” The Firm’s and Distributor’s policy applies to every person associated with the Firm or the Distributor, including every Firm or Distributor officer, director and employee, and extends to activities within and outside their duties at the Firm or the Distributor. Any questions regarding the Firm’s policy and procedures should be referred to the Chief Compliance Officer.

The Term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others. The “manipulative and deceptive devices” prohibited by Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder, include the purchase or sale of a security of any issuer, on the basis of material nonpublic information about that security or issuer, in breach of a duty of trust or confidence that is owed directly, indirectly, or derivatively, to the issuer of that security or the shareholders of that issuer, or to any other person who is the source of the material nonpublic information.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1.	trading by an insider, while in possession of material nonpublic information, or

2.	trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

3.	communicating material nonpublic information to others.

The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, an employee of the Firm may become a temporary insider of a company he or she advises or for which he or she performs other services. For that to occur, the company must expect the Firm employee to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the Firm employee will be considered an insider.

Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that officers, directors and employees should consider material includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. The penalties include:
•	civil damages
•	treble damages
•	jail sentences
•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited: and fines for the employers or other controlling persons of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

Any violation of this Insider Trading Policy can be expected to result in serious sanctions by the Firm or by the Distributor, including dismissal of the persons involved.

Before trading for yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:

1.	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially effect the market price of the securities if generally disclosed?

2.	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

1.	Report the matter immediately to the Chief Compliance Officer.

2.	Do not purchase or sell the securities on behalf of yourself or others.

3.	Do not communicate the information inside or outside the Firm or the Distributor, other than to the Chief Compliance Officer.

4.	Upon a determination by the Chief Compliance Officer that the information is material and nonpublic, instructions will be issued promptly to:

(a)       halt temporarily all trading by the Firm or by the Distributor in the security or securities of the pertinent issuer and all recommendations of such security or securities;
(b)       ascertain the validity and non-public nature of the information with the issuer of the securities;
(c)       request the issuer or other appropriate parties to disseminate the information promptly to the public, if the information is valid and non-public; or
(d)       in the event the information is not publicly disseminated, consult counsel and request advice as to what further steps should be taken, including possible publication by the Firm of the information, before transactions or recommendations in the securities are resumed.

5.	Upon a determination by the Firm’s Chief Compliance Officer that the information is public or not material, you will be allowed to trade and communicate the information.

No set of rules can possibly anticipate all the potential trading conflicts of interest between clients and personnel. Any situation subject to interpretation should be decided in favor of the protection of the best interests of the clients. For instance, it would be unethical to execute a personal trade in a security if the person knew or had reason to know that a substantial order in the security in question was likely to be implemented for a client in the foreseeable future, even though to execute the personal trade would be within the letter of the law.

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within the Firm or the Distributor, except as provided above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

Investment decisions made by the Firm may not be disclosed to anyone other than Firm clients, including a spouse or other relative or a social or business acquaintance.

The role of the Chief Compliance Officer is critical to the implementation and maintenance of the Firm’s policy and procedures against insider trading. The Firm’s and the Distributor’s Supervisory Procedures can be divided into two classifications - prevention of insider trading and detection of insider trading.

To prevent insider trading, the Firm and the Distributor will:

1.	provide, on a regular basis, an education program to familiarize officers, directors and employees with the Firm’s and Distributor’s policy and procedures, and

2.	when it has been determined that an officer, director or employee of the Firm or the Distributor has material nonpublic information,

(a)	implement measures to prevent dissemination of such information, and

(b)	if necessary, restrict officers, directors and employees from trading the securities.

To detect insider trading, the Chief Compliance Officer will:

1.	review the trading activity reports filed by each officer, director and employee required to file such reports, and

2.	review the trading activity of accounts managed by the Firm.

III.            DEFINITIONS

A.	“Access Person” means any of the Firm’s supervised persons, including any temporary employees, who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any “reportable fund”, or who is involved in making securities recommendations to clients, or who has access to recommendations that are nonpublic. A “reportable fund” is any fund for which the Firm serves as investment adviser, or any fund whose investment adviser or principal underwriter controls the Firm, is controlled by the Firm, or is under common control with the Firm. All of the Firm’s directors and officers are Access Persons. “Access Person” also means any director or officer of Distributor who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Investment Company, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Investment Company regarding the purchase or sale of Covered Securities by the Investment Company.

B.	“Adviser” means Lee Financial Group Hawaii, Inc.

C.	“Advisory Person” means (a) any employee of the Firm (or any company in a control relationship to the Firm) who, in connection with his or her regular functions or duties, normally makes, participates in, or obtains information regarding the purchase or sale of Covered Securities (as defined below) by the Firm on behalf of its Clients (as defined below), or whose function relates to the making of any recommendations with respect to such purchases or sales; and (b) any natural person in a control relationship to the Firm who obtains information concerning recommendations made to a Client with regard to the purchase or sale of a security by the Firm on behalf of its Clients.

D.	“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

E.	“Beneficial ownership” of a security shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder. Reports required by this Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

F.
“Board of Directors” means the board of directors, including a majority of the disinterested directors, of the Investment Company for which the Adviser serves as an investment adviser, sub-adviser or principal underwriter.

G.	“Client” means the Investment Company and any investment account managed by the Adviser.

H.	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940, as amended (the “Investment Company Act”). Section 2(a)(9) generally provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

I.	“Covered Security” means a security as defined in Section 2(a) (36) of the Investment Company Act and 202(a)(18) of the Advisers Act, except that it does not include: (i) direct obligations of the Government of the United States; (ii) banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (any instrument having a maturity at issuance of less than 366 days and that is in one of the two highest rating categories of a nationally recognized statistical rating organization), including repurchase agreements; (iii) shares issued by money market funds; and (iv) shares of registered open end investment companies other than Exchange Traded Funds and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund.

J.	“Distributor” means Lee Financial Securities, Inc.

K.	“Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statues, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

L.	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

M.	“Investment Company” means Lee Financial Mutual Fund, Inc.

N.	“Investment Personnel” of the Adviser means (i) any employee of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Client or (ii) any natural person who controls the Adviser and who obtains information concerning recommendations made to a Client regarding the purchase or sale of securities by a Client.

O.	A “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933.

P.	“Purchase or sale of Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security or any security that is exchangeable for or convertible into another security.

Q.	“Review Officer” means the officer of the Adviser or Distributor, or both as applicable, designated from time to time by the Adviser and/or Distributor, as the case may be, to receive and review reports of purchases and sales by Access Persons. The term “Alternative Review Officer” shall mean the officer of the Adviser or Distributor designated from time to time by the Adviser or Distributor, as applicable, to receive and review reports of purchases and sales by the Review Officer, and who shall act in all respects in the manner prescribed herein for the Review Officer. It is recognized that a different Review Officer and Alternative Review Officer may be designated with respect to Adviser or Distributor.

R.	A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. With respect to an analyst of the Adviser, the foregoing period shall commence on the day that he or she decides to recommend the purchase or sale of the security to the Adviser for a Client.

S.	A security is “Held or to be Acquired” if within the most recent 15 days it (1) is or has been held by a Client, or (2) is being or has been considered by the Adviser for purchase by a Client.

T.	A “supervised person” of the Adviser means any officer, director (or other person occupying a similar status or performing similar functions), or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

U.	An account over which an Access Person has “no direct or indirect influence or control” includes only those accounts in which the Access Person has no prior knowledge of the specific portfolio management actions to be taken and the Access Person does not intervene in the management of the account, such as by suggesting or directing particular purchases or sales of investments or consulting as to the particular allocation of investments to be made in the account. Discussions with the account manager in which account activity is summarized, described or explained to the Access Person, without the Access Person providing directions or suggestions, would not constitute influence or control by the Access Person over the account.

IV.       EXEMPTED TRANSACTIONS

The pre-clearance restrictions below shall be deemed not to be violated by and the prohibitions of Section VI of this Code shall not apply to:

A.	Purchases or sales of securities effected for, or held in, any account over which the Access Person has no direct or indirect influence or control;

B.	Purchases or sales of securities which are not eligible for purchase or sale by a Client;

C.	Purchases or sales of securities which are non-volitional on the part of either the Access Person or a Client;

D.	Purchases or sales of securities which are part of an automatic investment plan, including automatic dividend reinvestment, cash purchase or withdrawal plan provided that no adjustment is made by the Access Person to the rate at which securities are purchased or sold, as the case may be, under such a plan during any period in which the security is being considered for purchase or sale by a Client;

E.	Purchases of securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

F.	Tenders of securities pursuant to tender offers which are expressly conditioned on the tender offer’s acquisition of all of the securities of the same class;

G.	Other purchases or sales which, due to factors determined by the Firm, do not interfere or appear to interfere with making decisions in the best interests of a Client including, because the securities transaction by either the Access Person or the Firm involves a transaction of less than 10,000 shares of an issuer with a large market capitalization of at least $2 billion and a transaction involving less than 10,000 shares of an exchange traded fund or closed end fund whose underlying securities have an average market capitalization of at least $2 billion.

H.	Purchases and sales of Investment Company shares.

With the exception of Section IV.A. above and as otherwise noted, these transactions are not exempt from the holding period provisions defined in Section VI.A(5) or the reporting provisions of Section IX.

V.                PARTICIPATION OR INTEREST IN CLIENT TRANSACTIONS

Personal securities transactions by an Access Person may be placed for the same Covered Security on the same trading day as a client transaction(s) in Covered Securities if it is within the transactions defined in Section IV of this Code of Ethics. The personal securities transaction and client transaction(s) must be submitted as a block trade so that all transactions receive the same price. An Access Person is required to get pre-approval from the President or Compliance Officer for all personal securities transactions in Covered Securites. Additionally, an Access Person is required to give the Compliance Officer copies of broker confirms for all personal securities transactions and to provide quarterly reports of these transactions.

The Adviser may buy or sell securities for itself that it also recommends to clients. The President and the Compliance Officer monitor transactions. If any conflicts of interest arise, transactions for the Adviser will be terminated and trading procedures will be reviewed.

Trading by the Investment Company in relation to individual client accounts.

In order to avoid any possible conflicts of interest between the activities of the Adviser and individual clients and those of the Investment Company and its shareholders, the following are prohibited:

Principal transactions; buying securities for the Adviser from individual clients or selling securities the Adviser owns to individual clients.

Individual client accounts are permitted to purchase or sell individual issues of state of Hawaii municipal bonds and/or individual issues of U.S. territorial municipal bonds.

VI.             PROHIBITED PURCHASES AND SALES

A.	While the scope of actions which may violate the Standard of Conduct set forth above cannot be exactly defined, such actions would always include at least the following prohibited activities:

(1)	No Access Person of the Adviser or the Distributor shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale the Covered Security:

(i)	is being considered for purchase or sale by a Client; or

(ii)	is being purchased or sold by a Client.

(2)	No Access Person of the Adviser or Distributor shall reveal to any other person (except in the normal course of his or her duties on behalf of a Client) any information regarding securities transactions by a Client or consideration by a Client, the Adviser and/or Distributor of any such securities transaction.

(3)	No Access Person of the Adviser or Distributor shall engage in, or permit anyone within his or her control to engage in, any act, practice or course of conduct which would operate as a fraud or deceit upon, or constitute a manipulative practice with respect to, a Client or an issuer of any security owned by a Client.

(4)	No Access Person of the Adviser or Distributor shall enter an order for the purchase or sale of a Covered Security which a Client is purchasing or selling or considering for purchase or sale until the later of (1) business day after the Client’s transaction in that Covered Security is completed or (2) after the Client is no longer considering the security for purchase or sale, unless the Review Officer determines that it is clear that, in view of the nature of the Covered Security and the market for such Covered Security, the order of the Access Person of the Adviser or Distributor will not adversely affect the price paid or received by the Client. Any securities transactions by an Access Person of the Adviser or Distributor in violation of this Subsection D must be unwound, if possible, and the profits, if any, will be subject to disgorgement based on the assessment of the appropriate remedy as determined by the Adviser or Distributor.

(5)	No Access Person of the Adviser or Distributor shall, in the absence of prior approval by the Review Officer, sell any Covered Security that he or she purchased, or purchase a Covered Security that he or she sold, within the prior 30 calendar days (measured on a last-in first-out basis).

(6)	No Access Person shall purchase any securities in a Limited Offering or in an Initial Public Offering, without prior approval of the Chief Compliance Officer of the Firm or other officer designated by the Board of Directors. Any person authorized to purchase securities in a private placement or initial public offering shall disclose that investment when they play a part in any subsequent consideration by the Firm of an investment in the issuer. In such circumstances, the Firm’s decision to purchase securities of the issuer shall be subject to the independent review by Investment Personnel with no personal interest in the issuer. A record of any decision and the reason supporting the decision to approve the acquisition by Access Persons of a Limited Offering or Initial Public Offering shall be maintained as described below.

B.	In addition to the foregoing, the following provision will apply to Investment Personnel of the Adviser:

(1)	Investment Personnel must, as a regulatory requirement and as a requirement of this Code, obtain prior approval before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering. In addition, Investment Personnel must comply with any additional restrictions or prohibitions that may be adopted by the Advisor from time to time.

(2)	No Investment Personnel shall accept any gift or personal benefit valued in excess of such de minimis amount established by the Adviser from time to time in its discretion (currently this amount is $100 annually) from any single person or entity that does business with or on behalf of a Client and only if such gift or personal benefit is not given in exchange for the purchse or sale of any property to or for the Client. Permitted gifts of a de minimis value (currently these gifts are limited to gifts whose reasonable value is no more than $100 annually from any single person or entity), and customary business lunches, dinners and entertainment at which both the Investment Personnel and the giver are present, and promotional items of de minimis value may be accepted but only if it is not given in exchange for the purchase or sale of any property to or for the Client. Any solicitation of gifts or gratuities is unprofessional and is strictly prohibited.

(3)	No Investment Personnel shall serve on the board of directors of any publicly traded company, absent prior written authorization and determination by the Review Officer that the board service would be consistent with the interests of the Firm’s clients. Such interested Investment Personnel may not participate in the decision for the Firm’s client to purchase and sell securities of such company. In addition, Investment Personnel must comply with any additional restrictions or prohibitions that may be adopted by the Adviser from time to time.

VII.            BROKERAGE ACCOUNTS

Access Persons of the Adviser and Distributor are required to direct their brokers to supply for the Review Officer on a timely basis duplicate copies of confirmations of all securities transactions in which the Access Person has a beneficial ownership interest and related periodic statements, whether or not one of the exemptions listed in Section IV applies. If an Access Person is unable to arrange for duplicate copies of confirmations and periodic account statements to be sent to the Review Officer, he or she must immediately notify the Review Officer.

VIII.        PRECLEARANCE PROCEDURE

With such exceptions and conditions as the Adviser or Distributor deems to be appropriate from time to time and consistent with the purposes of this Code (for example, exceptions based on an issuer’s market capitalization, the amount of public trading activity in a security, the size of a particular transaction or other factors), prior to effecting any securities transactions in a Covered Security in which an Access Person of the Adviser or Distributor has a beneficial ownership interest, the Access Person of the Adviser or Distributor must receive approval by the Adviser or Distributor, as appropriate. Any approval is valid only for a 24 hour period after the approval has been obtained. If an Access Person is unable to effect the securities transaction in a Covered Security during such period, he or she must re-obtain approval prior to effecting the securities transaction.

The Adviser or Distributor, as appropriate, will decide whether to approve a personal securities transaction in a Covered Security for an Access Person after considering the specific restrictions and limitations set forth in, and the spirit of, this Code of Ethics, including whether the Covered Security at issue is being considered for purchase or sale for a Client. The Adviser or Distributor is not required to give any explanation for refusing to approve a securities transaction.

IX.             REPORTING

A.	Every Access Person of each of the Adviser and Distributor shall report to the Review Officer the information (1) described in Section IX-C of this Code with respect to transactions in any Covered Security in which such Access Person has, or by reason of such transaction acquires or disposes of, any direct or indirect beneficial ownership in the Covered Security or (2) described in Sections IX -D or IX-E of this Code with respect to securities holdings beneficially owned by the Access Person.

B.	Notwithstanding Section IX-A of this Code, an Access Person of the Adviser or Distributor need not make a report where the report would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Investment Advisers Act of 1940 or if the report would duplicate information contained in broker trade confirmations or account statements received by the Review Officer and all of the information required by Section IX-C is contained in such confirmations or account statements. The quarterly transaction reports required under Section IX-A(i) shall be deemed made with respect to (1) any account where the Access Person has made provisions for transmittal of all daily trading information regarding the account to be delivered to the designated Review Officer for his or her review or (2) any account maintained with the Adviser or an affiliate. With respect to investment companies for which the Adviser does not act as investment adviser or sub-adviser, or the Distributor does not act as principal underwriter, reports required to be furnished by officers and directors of such investment companies who are Access Persons of the Adviser or Distributor must be made under Section IX-C of this Code and furnished to the designated review officer of the relevant investment company.

C.
Quarterly Transaction Reports. Unless quarterly transaction reports are deemed to have been made under Section IX-B of this Code, every quarterly transaction report shall be made not later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(1)            The date of the transaction, the title, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), class and the number of shares, and the principal amount of each Covered Security involved;

(2)            The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3)            The price of the Covered Security at which the transaction was effected;

(4)            The name of the broker, dealer or bank with or through whom the transaction was effected;

(5)            The date that the report was submitted by the Access Person; and

(6)            With respect to any account established by an Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(1)            The name of the broker, dealer or bank with whom the Access Person established the account;

(2)            The date the account was established; and

(3)            The date that the report was submitted by the Access Person.
No Access Person is required to make a quarterly transaction report under this Section with respect to transactions effected through an automatic investment plan.

D.	Initial Holdings Reports. No later than 10 days after becoming an Access Person, each Access Person must submit a report containing the following information:

(1)	The title and type of security, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

(2)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(3)	The date that the report is submitted by the Access Person.

Information must be current as of a date no more than 45 days before the report is submitted.

E.	Annual Holdings Reports. Between January 1st and January 30th of each calendar year, every Access Person shall submit the following information (which information must be current as of a date no more than 30 days before the report is submitted):

(1)	The title and type of security, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

(2)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any Covered Securities are held for the direct or indirect benefit of the Access Person; and

(3)	The date that the report is submitted by the Access Person.

F.	If no transactions were required to be reported under Section IX-C were effected or accounts established during a quarterly period by an Access Person of the Adviser or Distributor, such Access Person shall report to the Review Officer not later than 10 days after the end of such quarterly period stating that no reportable securities transactions were effected nor accounts established.

G.	These reporting requirements shall apply whether or not one of the exemptions listed in Section IV applies except that an Access Person of the Adviser or Distributor shall not be required to make a report with respect to securities transactions effected for, and any Covered Securities held in, any account over which such Access Person does not have any direct or indirect influence or control.

H.	Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that (1) he or she has or had any direct or indirect beneficial ownership in the Covered Security to which the report relates (a “Subject Security”) or (2) he or she knew or should have known that the Subject Security was being purchased or sold, or considered for purchase or sale, by a Client on the same day.

X.                APPROVAL OF CODE OF ETHICS AND AMENDMENTS TO THE CODE OF ETHICS

The Board of Directors of the Investment Company shall approve this Code of Ethics. Any material amendments to this Code of Ethics must be approved by the Board of Directors of the Investment Company no later than six months after the adoption of the material change. Before their approval of this Code of Ethics and any material amendments hereto, the Adviser and Distributor each shall provide a certification to the Board of Directors of such Investment Company that the Adviser and Distributor each has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

XI.             ANNUAL CERTIFICATION OF COMPLIANCE

Each supervised person of the Adviser and Access Person of the Distributor shall certify to the Review Officer annually on the form annexed hereto as Form A that he or she (A) has received a copy of the Code and any amendments; (B) has read and understands this Code of Ethics and any procedures that are adopted by the Adviser and/or Distributor, as applicable, relating to this Code, and recognizes that he or she is subject thereto; (C) has complied with the requirements of this Code of Ethics and such procedures; and (D) and if such supervised person is an Access Person, has disclosed or reported all personal securities transactions and beneficial holdings in Covered Securities required to be disclosed or reported pursuant to the requirements of this Code of Ethics and any related procedures.

XII.     CONFIDENTIALITY

All reports of securities transactions, holding reports and any other information filed with the Adviser and/or Distributor, as applicable, pursuant to this Code shall be treated as confidential, except that reports of securities transactions and holdings reports hereunder will be made available to the Investment Company and to the Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation or to the extent the Adviser and/or Distributor, as applicable, considers necessary or advisable in cooperating with an investigation or inquiry by the Commission or any other regulatory or self-regulatory organization.

XIII.        REVIEW OF REPORTS

A.	The Review Officer shall be responsible for the review of the quarterly transaction reports required under IX-C and IX-F, and the initial and annual holdings reports required under Sections IX-D and IX-E, respectively, of this Code of Ethics. In connection with the review of these reports, the Review Officer or the Alternative Review Officer shall take appropriate measures to determine whether each reporting person has complied with the provisions of this Code of Ethics and any related procedures adopted by the Adviser and/or Distributor, as applicable.

B.	On an annual basis, the Review Officer shall prepare for the Board of Directors of the Investment Company and the Board of Directors of the Investment Company shall consider:

(1)            A report on the level of compliance during the previous year by all Access Persons with this Code and any related procedures adopted by the Adviser and/or Distributor, as applicable, including without limitation the percentage of reports timely filed and the number and nature of all material violations and sanctions imposed in response to material violations. An Alternative Review Officer shall prepare reports with respect to compliance by the Review Officer;

(2)            A report identifying any recommended changes to existing restrictions or procedures based upon the Adviser’s and/or Distributor’s, as applicable, experience under this Code, evolving industry practices and developments in applicable laws or regulations; and

(3)            A report certifying to the Board of Directors that the Adviser and Distributor have adopted procedures that are reasonably necessary to prevent Access Persons from violating this Code of Ethics.

XIV.         SANCTIONS

Upon discovering a violation of this Code, the Adviser and/or Distributor, as applicable, shall promptly report the violation to the Chief Compliance Officer of the Adviser and may impose such sanction(s) as it deems appropriate, including, among other things, a letter of censure, suspension or termination of the employment of the violator and/or restitution to the affected Client of an amount equal to the advantage that the offending person gained by reason of such violation. In addition, as part of any sanction, the Adviser and/or Distributor, as applicable, may require the Access Person or other individual involved to reverse the trade(s) at issue and forfeit any profit or absorb any loss from the trade. It is noted that violations of this Code may also result in criminal prosecution or civil action. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the Board of Directors of the Investment Company or any other Client with respect to whose securities the violation occurred.

XV.            INTERPRETATION OF PROVISIONS

The Adviser and/or Distributor, as applicable, may from time to time adopt such interpretations of this Code as it deems appropriate.

XVI.        IDENTIFICATION OF ACCESS PERSONS AND INVESTMENT PERSONNEL

The Adviser shall identify all persons who are considered to be its Access Persons and Investment Personnel, and shall inform such persons of their respective duties and provide them with copies of this Code and any related procedures adopted by the Adviser. The Distributor shall identify all persons who are considered to be its Access Persons and shall inform such persons of their respective duties and provide them with copies of this Code and any related procedures adopted by the Distributor.

XVII.   EXCEPTIONS TO THE CODE

Although exceptions to the Code will rarely, if ever, be granted, a designated Officer of the Adviser and/or Distributor, as applicable, after consultation with the Review Officer, may make exceptions on a case by case basis, from any of the provisions of this Code upon a determination that the conduct at issue involves a negligible opportunity for abuse or otherwise merits an exception from the Code. No waiver of compliance with any Code provision required by Rule 204A-1 under the Advisers Act or Rule 17j-1 under the Investment Company Act will be granted. All such exceptions must be received in writing by the person requesting the exception before becoming effective. The Review Officer shall report any exception to the Board of Directors of the Investment Company at its next regularly scheduled Board meetings.

XVIII. RECORDS

Each of the Adviser and the Distributor shall maintain records in the manner and to the extent set forth below, in accordance with the requirements of Rules 204-2(a)(12) and (13) under the Advisers Act, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) and Rule 17j-1 under the Investment Company Act and shall be available for examination by representatives of the Commission.

A.	A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved for a period of not less than five years in an easily accessible place;

B.	A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

C.	A copy of each initial holdings report, annual holdings report and quarterly transaction report made by an Access Person pursuant to this Code (including any brokerage confirmation or account statements provided in lieu of the reports) shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

D.	A list of all persons who are, or within the past five years have been, required to make initial holdings, annual holdings or quarterly transaction reports pursuant to this Code shall be maintained in an easily accessible place;

E.	A list of all persons, currently or within the past five years who are or were responsible for reviewing initial holdings, annual holdings or quarterly transaction reports shall be maintained in an easily accessible place;

F.	A record of any decision and the reason supporting the decision to approve the acquisition by Access Persons and Investment Personnel of Initial Public Offerings and Limited Offerings shall be maintained for at least five years after the end of the fiscal year in which the approval is granted; and

G.	A copy of each report required by Section XII-B of this Code must be maintained for at least five years after the end of the fiscal year in which it was made, the first two years in an easily accessible plan.

XIX.    SUPPLEMENTAL COMPLIANCE AND REVIEW PROCEDURES

The Adviser and/or Distributor may establish, in its discretion, supplemented compliance and review procedures (the “Procedures”) that are in addition to those set forth in this Code in order to provide additional assurance that the purposes of this Code are fulfilled and/or assist the Adviser and/or Distributor in the administration of this Code. The Procedures may be more, but shall not be less, restrictive than the provisions of this Code. The Procedures, and any amendments thereto, do not require the approval of the Board of Directors of the Investment Company.

FORM A

Lee Financial Group Hawaii, Inc.
Lee Financial Securities, Inc.

CODE OF ETHICS
ANNUAL CERTIFICATE

Pursuant to the requirements of the Code of Ethics of Lee Financial Group Hawaii, Inc. and Lee Financial Securities, Inc., (the “Company”), the undersigned hereby certifies as follows:

1.	I have received a copy of the Company’s Code of Ethics and any amendments.

2.	I have read and understand the Code of Ethics and acknowledge that I am subject to it.

3.	I have complied with this Code of Ethics and such procedures.

4.	Since the date of the last Annual Certificate (if any) given pursuant to the Code of Ethics: (A) I have reported all personal securities transactions and provided any securities holding reports required to be reported under the requirements of the Code of Ethics; and (B) I have not suggested or directed purchases or sales of particular investments or consulted on the particular allocation of investments to be made in any account over which I otherwise do not exercise direct or indirect influence or control.

Date:
Print Name

Signature

LEE FINANCIAL GROUP HAWAII, INC.
LEE FINANCIAL SECURITIES, INC.
CODE OF ETHICS

ATTACHMENT A
Effective: February 1, 2005
Amended: May 22, 2015

List of Access Persons
Nora Foley - Vice President, CCO, CFO
Teresa Johnson – Director of Institutional Marketing
Christine Iha - Administration
Jandi Iha – Administration
Stephanie Kuwaye – Administration
Lugene Lee - Director, Vice President, Secretary
Summer Lee – Wealth Manager
Terrence Lee - Director, President and CEO
Kathy Lum – VP Institutional, Senior Wealth Manager
Barry Magaoay – VP Wealth Strategist, Senior Wealth Manager
Lee Ann Matsuda – VP Operations
Charlotte Meyer - Director, Vice President and Director of Finance
Paul Seto – Senior Analyst
Charlotte Teruya – Wealth Manager

List of Investment Personnel
Summer Lee – Wealth Manager
Terrence Lee - Director, President and CEO
Kathy Lum – VP Institutional, Senior Wealth Manager
Barry Magaoay – VP Wealth Strategist, Senior Wealth Manager
Paul Seto – Senior Analyst
Charlotte Teruya – Wealth Manager

Review Officer
Nora Foley - Compliance Officer

Alternate Review Officer
Terrence Lee – President and CEO, Director